Exhibit 10.8

Adolor Corporation Executive Severance Pay Program

Introduction

Adolor Corporation maintains the Adolor Corporation Executive Severance Pay Program (the “Plan”) for the purpose of providing temporary income replacement and other benefits to certain individuals whose employment is involuntarily terminated. This document specifies how the Plan will operate and describes the benefits to be provided under the Plan.

Important Terms

The following terms used in this document have the meanings indicated below:

Base Pay. An Eligible Employee’s authorized weekly base rate of pay with the Employer as of his or her Termination Date. Base Pay includes base salary, but excludes overtime, bonuses and special premiums and allowances.

Board of Directors. The board of directors of Adolor Corporation.

Cause. Cause means an Eligible Employee’s (i) conviction for committing a felony under federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling his or her employment duties or (iii) willful and deliberate failure to perform his or her employment duties in any material respect. The Committee shall have the sole discretion to determine whether Cause exists, and its determination shall be final.

Change of Control. Change of Control means the happening of either of the following:

•

the consummation of a merger or consolidation of the Employer in which the stockholders of the Employer immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

•

the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer, or there is consummated an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets, other than a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Employer immediately prior to such sale.

Committee. The committee appointed by the Board of Directors to administer the Plan.

Eligible Employee. An Eligible Employee is an individual who is an employee of the Employer who has a title of Vice President or higher on his or her Termination Date.

Employer. Adolor Corporation.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Good Reason. “Good Reason” means, without the Eligible Employee’s prior express written consent, (i) a material diminution in the Eligible Employee’s titles and positions; (ii) a material diminution in the Eligible Employee’s reporting rights, obligations or effective authority; or (iii) a material diminution in the Eligible Employee’s base compensation. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Eligible Employee provides notice to the Employer of the existence of the condition which the Eligible Employee believes constitutes the basis for Good Reason within 90 days of the initial existence of such condition. If the Employer fails to cure such condition within 30 days after receipt of such notice, the Eligible Employee may terminate his employment for Good Reason.

Person. A Person is any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

Plan. The Adolor Corporation Executive Severance Pay Program described by this document, as amended from time to time.

Separation Agreement. An agreement, in a form acceptable to the Employer, between an Eligible Employee and the Employer, which governs the terms of the Eligible Employee’s separation from the Employer and is a prerequisite to the receipt of any Severance Benefits under the Plan.

Severance Benefits. Severance Benefits include Severance Pay and any other additional benefits provided under the terms of the Plan.

Severance Pay. A stream of payment given to qualifying Eligible Employees. Your Severance Pay made under the Plan will be based on your Base Pay at the time of your Termination Date.

Subsidiary. Subsidiary means any corporation (other than the Employer) that is a “subsidiary corporation” with respect to the Employer under Section 424(f) of the Internal Revenue Code of 1986, as amended.

Termination Date. Your Termination Date is the last official workday on which you are scheduled to perform services for the Employer.

Eligibility for Benefits

If you are an eligible Employee and (i) your employment is terminated by the Employer, or (ii) there is a Change of Control of the Employer which Change of Control is followed within six (6) months by termination of your employment by the Employer or by you for Good Reason, you will be eligible for Severance Benefits under the Plan, unless the Committee determines that one of the following applies to you:

•	You are terminated for Cause;

•	You fail to execute a Separation Agreement in the manner required by the Committee;

•	You fail to comply with any applicable agreement not to compete with the Employer.

Notwithstanding anything to the contrary herein, if an Eligible Employee is employed in good standing with the Employer and dies while so employed, such Eligible Employee shall be eligible to receive Severance Benefits hereunder.

Benefits

Severance Pay. If you are eligible for Severance Benefits under the Plan and you have been an employee of the Employer for more than twelve (12) months, you will be entitled to be paid Severance Pay equal to your Base Pay for twelve (12) months after your Termination Date. If you are eligible for Severance Benefits under the plan and your employment is terminated (in accordance with the Eligibility for Benefits as outlined in the Plan) before you have been an employee of the Company for more than twelve (12) months, you will be entitled to be paid Severance Pay equal to your Base Pay from your Termination Date until you find another job but not to exceed twelve (12) months. Your Severance Pay will be paid to you in installments on the same schedule as the Employer’s payroll, and will begin as soon as your Separation Agreement becomes irrevocable. At the Committee’s sole discretion, you may receive your total Severance Pay in a lump sum rather than in installments.

Payments upon Death. If you die before you have received the total amount of Severance Pay for which you are eligible, the remaining portion will be paid, in a manner determined by the Committee, to your spouse, or, if you are not married at the time of your death, the remainder of your benefits will be paid to your estate.

Other Severance Benefits. If you are eligible for Severance Benefits under the Plan, you will receive continued medical and dental coverage for a period equal to the number of weeks of Severance Pay that you are to receive. Your medical and dental benefits will be provided to you on the same terms and conditions as are applicable to active employees.

Information on Plan Payments

Benefits Payable from General Assets. Severance Benefits shall be paid exclusively from the general assets of the Employer, and no person entitled to a payment under the Plan has any claim, interest or right to any other fund, trust account, insurance contracts of other assets of the Employer to meet this obligation.

Withholding of Taxes. The Employer reserves the right to withhold required federal, state or local income or other taxes from Plan payments.

Right to Employer Offset. The Employer reserves the right to offset or reduce the payments to which you are entitled under the Plan by the amount, if any, that you owe to the Employer. These payments will also not duplicate benefits such as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or any other similar benefits under other benefit plans, severance programs, applicable laws (including the Worker Adjustment and Retraining Notification Act (WARN), or the like. If such other benefits are payable, due, or owed, your payments under the Plan will be reduced accordingly; or, alternatively, benefits previously paid under the Plan will be treated as having been paid to satisfy such other benefit obligations (including any statutorily required wages/benefits). In either case, the Committee will determine how to coordinate such benefits and may override other provisions of the Plan in doing so.

Effect of Future Employment. If you have been an employee of the Employer for more than twelve (12) months, the amount of your Severance Pay shall not be decreased by any compensation you may receive from a future employer or any other source, unless the future employer is the Employer’s successor. All payments under the Plan will cease if you become re-employed by the Employer, and if you are re-employed within three months of your termination, you will be required to pay back the Severance Benefits that you received under the Plan less the allocable portion of such Severance Benefits for the period during such unemployment. If you fail to repay these amounts, they will be deducted from your pay.

No Assignment of Benefits. You may not assign, alienate, or pledge your benefits under the Plan.

Additional Administrative Information

Amendment or Termination. The Employer reserves the right to amend the Plan at any time, including on a retroactive basis. The Employer also reserves the right to terminate the Plan at any time. You do not have any vested rights in any benefits under the Plan, and the Employer may in its absolute and sole discretion make changes to the benefits provided under the Plan.

Interpretation. In the event of any dispute or disagreement as to the interpretation of the Plan or as to any question right or obligation arising from or related to the Plan, the decision of the Board of Directors shall be final and binding upon all persons.

Assumption. The Employer will require any successor to all or substantially all of business and/or assets, whether directly or indirectly, by purchase, merger, consolidation, acquisition or stock or otherwise, by an agreement in form and substance satisfactory to the Employer, expressly to assume and agree to perform the Plan in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

Prior Plans or Policies. The Plan supersedes any prior severance plans, policies or programs maintained by the Employer. Notwithstanding anything to the contrary herein, in the event an Eligible Employee is a party to an agreement with the Employer which contains provisions concerning severance payments or benefits, such Eligible Employee shall not be entitled to any Severance Benefits under the Plan.

No Right to Employment. Your eligibility for Severance Benefits under the Plan does not in any way entitle you to continued service or employment with the Employer. If you fail to qualify for any benefit under the Plan, your termination of employment will not be affected and will not give you a right to continue employment with the Employer or to receive any benefits in place of the benefits offered under the Plan.

Amended 2006

Amended December 31, 2008